EXHIBIT 10j

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT made and entered into as of the 4th day of December, 1997, between DIVERSIFIED BUSINESS CREDIT, INC. ("DBCI") and NATIONAL CITY BANCORPORATION ("NCB") (hereafter collectively referred to as "Employer") and ROBERT L. OLSON (hereafter referred to as "Employee").

         1. Employment. Commencing January 1, 1998, Employer shall employ Employee as Chief Executive officer and President of DBCI for a period of two
(2) years (initial term).

         2. Option. Upon the expiration of the original two (2) year term hereof, Employee shall have the option to extend the term of this Agreement for an additional two (2) year period (option term). This option shall be automatically exercised unless Employee gives Employer notice of his intent not to exercise the option prior to the expiration of the initial term hereof.

         3. Duties. During the initial term, and option term, if exercised, Employee shall serve DBCI to the best of his ability as Chief Executive Officer and President of DBCI. Employee shall devote his full time, energy and skill to such employment during normal business hours, except during periods of vacation or disability. Employee shall not perform any services for other persons except with the prior, written consent of Employer and Employee shall not at any time or in any way compete with the Employer or be employed by or associated with any individual, firm, company or business which in any way competes with the Employer. Employee shall report directly to the Chairman of the Board of Directors of NCB, or the Chairman's designee, or the Board's designee. In no event shall Employee be required to relocate outside the Minneapolis-St. Paul metropolitan area, nor be required to perform duties outside of such area for extended periods of time.

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         4. Authority. Employee shall have final authority over all hiring and terminating of DBCI personnel with the concurrence of the Chairman of the Board of Directors of NCB, or the Chairman's designee, or the Board's designee, subject to compliance with applicable law.

         5. Board of Directors. Employee shall be elected to the Board of Directors of DBCI while he is an employee of DBCI for each year during the initial term of this Agreement, and the option term, if exercised.

         6. Base Salary. Employee shall receive an annual base salary of Two Hundred Eighty Thousand Dollars ($280,000.00) per year, paid in equal semi-monthly installments. In no event shall Employee's annual base salary be decreased in any year from the annual base salary existing in any prior year, but the base salary shall be reviewed annually for increases.

         7. Bonus.

                  (a) Annual Amount. Employee shall be paid a bonus equal to five percent (5%) of the combined pretax profits of DBCI for each fiscal year of DBCI, or portion thereof, during which Employee is employed under this Agreement. "Pretax profits" shall be calculated and determined as provided in paragraph (b) of this Section 7. In no event shall the bonus, if any, due Employee under this Section 7 exceed an amount equal to two hundred percent (200%) of the annual base salary paid to Employee in the fiscal year of DBCI with respect to which the bonus is calculated.

                  (b) Calculation of Profits (Losses). Pre-tax profits of DBCI shall be determined in accordance with generally accepted accounting principles, except, with respect to the treatment of losses on loans and loss carry forwards which, for purposes of this Agreement alone, shall not be equal to bad debt reserves established by DBCI, but, in lieu, shall be determined as provided in this paragraph (b) of this
         Section 7. "Losses on loans" shall be the aggregate amount of any unpaid loan balances, principal and interest, reflected on the books of DBCI which are determined for the year under consideration to be uncollectible in whole or in part in the opinion of the Board of Directors of DBCI. In exercising their judgment and discretion, the Board of Directors will consider all pertinent evidence relating to an indebtedness, including the value of the collateral, if any, securing the debt, the financial condition of the debtor and whether legal action will, in all probability, not result in the satisfaction of any judgment obtained. If such calculation results in combined pretax losses, such combined pretax losses shall be carried forward to subsequent years in either the initial term or the option term.

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                  (c) The following hypothetical illustrates the intended
         operation and effect of paragraphs (a) and (b) of this Section 7.

                           (i) Assume that, for the fiscal year under
                  consideration, DBCI has income before taxes and provision for loan losses of $1,100,000.

                           (ii) There is no reduction to income before taxes and
                  provision for loan losses as a result of loan loss reserves established for DBCI.

                           (iii) Assume, however, that the Board of Directors of
                  DBCI determines that, for the year under consideration, unpaid loan balances, including principal and accrued interest reflected on the books of DBCI, in the amount of $100,000 are uncollectible.

                           (iv) Income before taxes and provision for loan
                  losses would be reduced by the amount of $100,000, resulting in pretax profits of $1,000,000.

                           (v) Under this hypothetical, Employee would be paid
                  five percent (5%) of pretax profits or $50,000 (5% x $1,000,000).

                  (d) Short Year, Payment. If Employee's employment terminates prior to the end of any fiscal year, the calculation of pre-tax earnings shall be made as of the close of the fiscal quarter-annual period immediately succeeding Employee's termination of employment. The bonus provided for in this Section 7, if any be due, shall be paid no later than the fifteenth (15th) day of the fourth (4th) calendar month following the close of the fiscal year for which the bonus is determined.

         8. Fringe Benefits. Employee shall receive the use of an Employer-owned automobile, and shall be provided a parking space in the immediate vicinity of DBCI's main office at no cost to Employee. Employee shall receive five (5) weeks of paid vacation per year; provided, however, no more than one week of paid vacation may be carried over from one calendar year to the next calendar year with the remainder of any unused vacation expiring as of the calendar year end. Employee shall also participate in the pension and other qualified retirement plans of Employer, in the same manner as employees of National City Bank (the "Bank"), to wit, the Retirement Plan (defined benefit pension plan) and Incentive Savings Plan (401-K), in all fringe benefits, perquisite and benefit programs as made available to officers or employees of the Bank (excluding Bank's

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Senior or Middle Management Incentive Compensation Plans as adopted and effective February, 1993) and in the group term life insurance, major medical, disability, hospitalization, dental and accident insurance plans as made available to Bank employees.

         9. Expense Account. Employee shall be reimbursed for all ordinary expenses incurred by him in performance of his duties against presentation of appropriate vouchers.

         10. Disability. If, during the initial term or the option term, both Employer and Employee agree Employee is prevented from carrying on his duties in accordance with the terms of this Agreement as a result of mental or physical illness or injury ("disability"), Employer shall continue Employee's full compensation until the last day of the sixth calendar month following the month during which the onset of such disability occurs. Thereafter, Employee's compensation shall be discontinued. If the parties do not mutually concur that a disability exists or has occurred, the determination shall be made by a reputable practicing physician, not regularly employed or consulted by any party hereto, appointed by the Dean of the School of Medicine of the University of Minnesota, upon application by any party and the determination of the appointed physician on the issue of disability shall be in writing and shall be binding upon all of the parties. In the event the medical opinion deems Employee disabled within the meaning of this paragraph, then the date of Employee's disability shall be the date the written medical opinion is issued. In the event the medical opinion determines that Employee is not disabled, then this Employment Agreement shall remain in full force and effect. All costs related to the issuing of the medical opinion hereunder shall be divided equally between Employer and Employee. If Employee is found to be disabled and has unused vacation time for the fiscal year, Employee may use any part or all thereof before his absence will be deemed to be disability time hereunder. To the extent that Employer carries

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disability insurance on Employee and pays premiums therefor, the disability benefits received thereunder shall be paid over to the Employee, and the compensation to be paid to Employee under this section shall be reduced by such disability benefits. All disability benefits shall terminate at Employee's death.

         11. Events of Termination. This agreement shall terminate, prior to its scheduled expiration as follows:

                  (a) by mutual agreement of the parties;

                  (b) upon death of Employee;

                  (c) upon expiration of the six-month disability period provided for in Section 10, provided, however, that said expiration shall not effect Employee's rights to receive disability insurance benefits following the expiration; or

                  (d) the Employer may terminate this Agreement by written notice to Employee, immediately, if: (1) Employee is convicted of a felony; (2) Employee is determined by a court of law to have committed a fraudulent act; or (3) Employee is determined by a court of law to have acted dishonestly with respect to any business of Employer.

         12. Nondisclosure of Proprietary Information. Except in the ordinary course of his duties for and on behalf of Employer, unless authorized in writing by Employer, Employee shall not disclose to any person or entity (other than Employer or Bank) any of Employer's or Bank's trade secrets, designs, processes, technology, marketing plans, customer lists or other information as to the services, activities, operations or plans of Employer or Bank which is not generally made available to the public at large, either during employment or afterwards. All records, documents or other tangible property relating in any way to the business of Employer which are conceived or generated by Employee or come into his possession during his employment shall be and remain the exclusive property of Employer, and Employee agrees promptly to return all such documents and tangible property to Employer on termination of his employment.

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         13. Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.

         14. Notices. Any notices to be given hereunder by either party to the other may be effective either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing on the signature page of this Agreement, but each party may change its or his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

         15. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever; provided, however, nothing contained herein shall be construed to alter, amend or modify any of the terms or provisions of that certain agreement by and between Employee and NCB, dated June 10, 1986 and entitled "Salary Continuation Agreement." Each party to this Employment Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

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         16. Partial Invalidity. If any provision in this Employment Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

         17. Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

         18. Binding Effect. This Agreement is and shall be binding on the heirs, personal representatives, legal representatives, successors and assigns of the parties hereto.

         19. Assignment. Employee may not assign this Agreement. Employer may assign this Agreement only upon written consent of Employee.

         20. Superseding Agreement. This Agreement supersedes and replaces the Employment Agreement between DBCI, NCB and Employee dated January 1, 1996; provided, however, said Employment Agreement dated January 1, 1996 shall continue in effect for the remainder of the calendar year ended December 31, 1997.

         EXECUTED at Minneapolis, Minnesota, the day and year first above written.

EMPLOYEE:                                     EMPLOYER:

                                              DIVERSIFIED BUSINESS CREDIT, INC.
                                              3970 Multifoods Tower
/s/ Robert L. Olson                           33 South Sixth Street
--------------------------                    Minneapolis, MN 55402
Robert L. Olson
925 Crystal Lake Road
Burnsville, MN 55337                          By: /s/ David L. Andreas
                                                  ------------------------------
                                                  Its: Chairman



                                              NATIONAL CITY BANCORPORATION
                                              651 Nicollet Mall

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                                              Minneapolis, MN 55402


                                              By: /s/ David L. Andreas
                                                  ------------------------------
                                                  Its: Chairman and CEO

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                                    GUARANTY


         National City Bank of Minneapolis hereby unconditionally guarantees the performance by Employer of all terms, duties, obligations and conditions (including but not necessarily limited to the payment of all Base Salary, Bonuses and Fringe Benefits accorded to Employee) imposed upon Employer by the foregoing Employment Agreement.

                                              NATIONAL CITY BANK OF MINNEAPOLIS



                                              By: /s/ David L. Andreas
                                                  ------------------------------
                                                  Its: Chief Executive Officer